SUNAMERICA SERIES TRUST

Supplement to the Statutory Prospectus Dated May 2, 2011
(as Supplemented January 20, 2012)

The following change is effective February 16, 2012:

Equity Index Portfolio (the "Portfolio"). In the Portfolio Summary, in the Investment Adviser section, the information about the current portfolio manager is deleted in its entirety and replaced with the following:

Name

Portfolio Manager of
the Portfolio Since

Title

Timothy Campion
2012
Vice President and Portfolio Manager

In the Management section under Information about the Investment
Adviser's Management of Certain Portfolios, the portfolio manager information for the Portfolio is deleted in its entirety and replaced with the following:

The Equity Index Portfolio is managed by Timothy Campion.
Mr. Campion, Vice President and Portfolio Manager, joined
SAAMCo in February 2012. He is responsible for the management and trading of a wide variety of domestic equity index funds managed by SAAMCo. Prior to joining
SAAMCo, Mr. Campion was Vice President and Portfolio
Manager at PineBridge since 1999.

Date:	February 16, 2012

Versions:	Class 1 Version 1, Class 1 & 3, Version C1 and Combined Master

P:\PUBLIC\PRODLAW\securities compliance\SunAmerica Series Trust\Supplements\2012 \SAST Pros Statutory
Supp 497(e) (02-16-12) (Equity Index).doc